Exhibit 99.2

AIRCRE

STANDARD SUBLEASE MULTI-TENANT

1. Basic Provisions ("Basic Provisions").

1.1 **Parties:** This Sublease (this "**Sublease**"), dated for reference purposes only September 11, 2017 , is made by and between Cyren Inc. ("**Sublessor**") and MoSys, Inc. ("**Sublessee**"), (collectively the "**Parties**", or individually a "**Party**").

1.2(a) **Premises:** That certain portion of the Project (as defined below), commonly known as (street address, unit/suite, city, state) 2309 Bering Drive, San Jose, CA ("**Premises**"). The Premises are located in the County of Santa Clara and consist of approximately ±9,816 square feet. In addition to Sublessee's rights to use and occupy the Premises as hereinafter specified, Sublessee shall have nonexclusive rights to the Common Areas (as defined below) as hereinafter specified, but shall not have any rights to the roof, the exterior walls, or the utility raceways of the building containing the Premises ("**Building**") or to any other buildings in the Project. The Premises, the Building, the Common Areas, the land upon which they are located, along with all other buildings and improvements thereon, are herein collectively referred to as the "**Project.**"

1.2(b) **Parking:** 39 unreserved and 0 reserved vehicle parking spaces.

1.3 **Term:** Three (3) years and Zero (0) months commencing November 1, 2017 ("**Commencement Date**") and ending October 31, 2020 ("**Expiration Date**").

1.4 **Early Possession:** Sublessee may have non-exclusive possession of the Premises ("**Early Possession Date**") commencing upon full execution and delivery of this Sublease.

1.5 **Base Rent:** $17,669.00 per month ("**Base Rent**"), payable on the First (1st) day of each month commencing December 1, 2017. Base rent shall be abated for one (1) month from November 1, 2017 through and including November 30, 2017.

☒ If this box is checked, there are provisions in this Sublease for the Base Rent to be adjusted as set forth in Paragraph 15 of the addendum attached hereto.

1.6 **Sublessee's Share of Operating Expenses:** Four point eight three percent (4.83 %) ("**Sublessee's Share**"). In the event that the size of the Premises and/or the Project are modified during the Term, Sublessor shall recalculate Sublessee's Share to reflect such modification.

1.7 Base Rent and Other Monies Paid Upon Execution:

(a) **Base Rent:** $0.00 for the period November 1, 2017 - November 30, 2017 .

(b) **Security Deposit:** $17,669.00 ("**Security Deposit**").

(c)

(d) **Total Due Upon Full Execution of this Lease:** $17,669.00.

1.8 **Agreed Use:** The Premises shall be used and occupied only for general office/R&D and other legally permitted uses.

1.9 Real Estate Brokers:

(a) **Representation:** The following real estate brokers (the "**Brokers**") and brokerage relationships exist in this transaction (check applicable boxes):

☒ CBRE, Inc. (Vince Machado, Daniel Schmidt) represents Sublessor exclusively ("**Sublessor's Broker**");

☒ JLL represents Sublessee exclusively ("**Sublessee's Broker**"); or

☐ ___ represents both Sublessor and Sublessee ("**Dual Agency**").

(b) **Payment to Brokers:** Upon execution and delivery of this Sublease by both Parties, Sublessor shall pay to the Brokers the brokerage fee agreed to in a separate written agreement (or

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if there is no such agreement, the sum of or % of the total Base Rent) for the brokerage services rendered by the Brokers. 1.10 Guarantor. The obligations of the Sublessee under this Sublease shall be guaranteed by none ("Guarantor"). 1.11 Attachments. Attached hereto are the following, all of which constitute a part of this Sublease: an Addendum consisting of Paragraphs 14 through 19: a plot plan depicting the Premises and/or Project; a current set of the Rules and Regulations; a Work Letter; a copy of the Master Lease (as defined below) and any and all amendments to such lease; other (specify):.2. Premises. Letting. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Premises, for the term, at the Base Rent, and upon all of the terms, covenants and 2.2 conditions set forth in this Sublease. While the approximate square footage of the Premises may have been used in the marketing of the Premises for purposes of comparison, the Base Rent stated herein is NOT tied to square footage and is not subject to adjustment should the actual size be determined to be different. Note: Sublessee is advised to verify the actual size prior to executing this Sublease. Condition. Sublessor shall deliver the Premises to Sublessee broom clean and free of debris on the Commencement Date or the Early Possession Date, whichever first occurs ("Start Date"), and warrants that the existing electrical, plumbing, fire sprinkler, lighting, heating, ventilating and air conditioning systems ("HVAC"), and any items which the Sublessor is obligated to construct pursuant to the Work Letter attached hereto, if any, other than those constructed by Sublessee, shall be in good operating condition on said date. If a non¬compliance with such warranty exists as of the Start Date, or if one of such systems or elements should malfunction or fail within the appropriate warranty period, Sublessor shall, as Sublessor's sole obligation with respect to such matter, except as otherwise provided in this Sublease, promptly after receipt of written notice from Sublessee setting forth with specificity the nature and extent of such non-compliance, malfunction or failure, rectify same at Sublessor's expense. The warranty periods shall be as follows: (i) 6 months as to the HVAC systems, and (ii) 30 days as to the remaining systems and other elements. If Sublessee does not give Sublessor the required notice within the appropriate warranty period, correction of any such non-compliance, malfunction or failure shall be the obligation of Sublessee at Sublessee's sole cost and expense. 2.3 Compliance. Sublessor warrants that any improvements, alterations or utility installations made or installed by or on behalf of Sublessor to or on the Premises comply with all applicable covenants or restrictions of record and applicable building codes, regulations and ordinances ("Applicable Requirements") in effect on the date that they were made or installed. Sublessor makes no warranty as to the use to which Sublessee will put the Premises or to modifications which may be required by the Americans with Disabilities Act or any similar laws as a result of Sublessee's use. NOTE: Sublessee is responsible for determining whether or not the zoning and other Applicable Requirements are appropriate for Sublessee's intended use, and acknowledges that past uses of the Premises may no longer be allowed. If the Premises do not comply with said warranty, Sublessor shall, except as otherwise provided, promptly after receipt 2 of 12 4828-5664-5711.v4 of written notice from Sublessee setting forth with specificity the nature and extent of such non-compliance, rectify the same. 2.4 Acknowledgements. Sublessee acknowledges that: (a) it has been given an opportunity to inspect and measure the Premises, (b) it has been advised by Sublessor and/or Brokers to satisfy itself with respect to the condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements and the Americans with Disabilities Act), and their suitability for Sublessee's intended use, (c) Sublessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises, (d) it is not relying on any representation as to the size of the Premises made by Brokers or Sublessor, (e) the square footage of the Premises was not material to Sublessee's decision to sublease the Premises and pay the Rent stated herein, and (f) neither Sublessor, Sublessor's agents, nor Brokers have made any oral or written representations or warranties with respect to said matters other than as set forth in this Sublease. In addition, Sublessor acknowledges that: (i) Brokers have made no representations, promises or warranties concerning Sublessee's ability to honor the Sublease or suitability to occupy the Premises, and (ii) it is Sublessor's sole responsibility to investigate the financial capability and/or suitability of all proposed tenants. 2.5 Americans with Disabilities Act. Sublessee's obligations hereunder with respect to the Americans with Disabilities Act shall be equivalent to Sublessor's obligations with respect to the Americans with Disabilities Act pursuant to and as set forth in the Master Lease. 2.6 Vehicle Parking. Sublessee shall be entitled to use the number of Unreserved Parking Spaces and Reserved Parking Spaces specified in Paragraph 1.2(b) on those portions of the Common Areas designated from time to time for parking. Sublessee shall not use more parking spaces than said number. Said parking spaces shall be used for parking by vehicles no larger than full-size passenger automobiles or pickup trucks, herein called "Permitted Size Vehicles." Sublessor may regulate the loading and unloading of vehicles by adopting Rules and Regulations as provided in Paragraph 2.9. No vehicles other than Permitted Size Vehicles may be parked in the Common Area without the prior written permission of Sublessor. (a) Sublessee shall not permit or allow any vehicles that belong to or are controlled by Sublessee or Sublessee's employees, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Sublessor for such activities. (b) Sublessee shall not service or store any vehicles in the Common Areas. (c) If Sublessee permits or allows any of the prohibited activities described in this Paragraph 2.6, then Sublessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Sublessee, which cost shall be immediately payable upon demand by Sublessor. 2.7 Common Areas - Definition. The term "Common Areas" is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Project and interior utility raceways and installations within the Premises that are provided and designated by the Sublessor from time to time for the general nonexclusive use of Sublessor, Sublessee and other tenants of the Project and their respective employees, suppliers, shippers, customers, contractors and invitees, including parking areas, loading and unloading areas, trash areas, roofs, roadways, walkways, driveways and landscaped areas and is to include all "Common Areas" as such term is defined in that certain Standard Industrial/Commercial Multi-Tenant Lease Modified Net 3 of 12 4828-5664-5711.v4

dated January 31, 2017 (the "Master Lease") by and between Dollinger Zenker Associates, LP ("Master Lessor") and Sublessor. 2.8 Common Areas - Sublessee's Rights. Sublessor grants to Sublessee, for the benefit of Sublessee and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Sublease, the nonexclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Sublessor under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Project. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Sublessor or Sublessor's designated agent, which consent may be revoked at any time. In the event that any unauthorized storage shall occur then Sublessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Sublessee, which cost shall be immediately payable upon demand by Sublessor. 2.9 Common Areas - Rules and Regulations. Sublessor or such other person(s) as Sublessor may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend and enforce reasonable rules and regulations ("Rules and Regulations") for the management, safety, care, and cleanliness of the grounds, the parking and unloading of vehicles and the preservation of good order, as well as for the convenience of other occupants or tenants of the Building and the Project and their invitees. Sublessee agrees to abide by and conform to all such Rules and Regulations, and to cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Sublessor and Sublessee shall not be responsible for the noncompliance with said Rules and Regulations by other tenants of the Project. 2.10 Common Areas - Changes. Sublessor shall have the right, in Sublessor's sole discretion, from time to time: (a) To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways; (b) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available; (c) To add additional buildings and improvements to the Common Areas; (d) To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project, or any portion thereof; and (e) To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Project as Sublessor may, in the exercise of sound business judgment, deem to be appropriate. 3. Possession. 3.1 Early Possession. Any provision herein granting Sublessee Early Possession of the Premises is subject to and conditioned upon the Premises being available for such possession prior to the Commencement Date. Any grant of Early Possession only conveys a non-exclusive right to occupy the Premises. If Sublessee totally or partially occupies the Premises prior to the Commencement Date, the obligation to pay Base Rent shall be abated for the period of such Early Possession. All other terms of this Sublease (including but not limited to the obligations 4 of 12 4828-5664-5711.v4 to pay Sublessee's Share of Common Area Operating Expenses, Real Property Taxes and insurance premiums and to maintain the Premises) shall, however, be in effect during such period. Any such Early Possession shall not affect the Expiration Date. 3.2 Delay in Commencement. Sublessor agrees to use its best commercially reasonable efforts to deliver possession of the Premises by the Commencement Date. If, despite said efforts, Sublessor is unable to deliver possession as agreed, the rights and obligations of Sublessor and Sublessee shall be as set forth in Paragraph 3.3 of the Master Lease (as modified by Paragraph 6.3 of this Sublease). 3.3 Sublessee Compliance. Sublessor shall not be required to tender possession of the Premises to Sublessee until Sublessee complies with its obligation to provide evidence of insurance. Pending delivery of such evidence, Sublessee shall be required to perform all of its obligations under this Sublease from and after the Start Date, including the payment of Rent, notwithstanding Sublessor's election to withhold possession pending receipt of such evidence of insurance. 4. Rent and Other Charges. 4.1 Rent Defined. All monetary obligations of Sublessee to Sublessor under the terms of this Sublease (except for the Security Deposit) are deemed to be rent ("Rent"). Rent shall be payable in lawful money of the United States to Sublessor at the address stated herein or to such other persons or at such other places as Sublessor may designate in writing. 4.2 Common Area Operating Expenses. Sublessee shall pay to Sublessor during the term hereof, in addition to the Base Rent, Sublessee's Share of all Common Area Operating Expenses, as hereinafter defined, during each calendar year of the term of this Sublease, in accordance with the following provisions:(a) "Common Area Operating Expenses" are defined, for purposes of this Sublease, as those costs incurred by Sublessor relating to the operation of the Project, which are included in the following list (excluding those items set forth in Section 4.2(b) of the Master Lease):(i) Costs related to the operation, repair and maintenance, in neat, clean, good order and condition, but not the replacement of the following:(aa) The Common Areas and Common Area improvements, including parking areas, loading and unloading areas, trash areas, roadways, parkways, walkways, driveways, landscaped areas, bumpers, irrigation systems, Common Area lighting facilities, fences and gates, elevators, roofs, and roof drainage systems.(bb) Exterior signs and any tenant directories. (cc) Any fire sprinkler systems.(ii) The cost of water, gas, electricity and telephone to service the Common Areas.(iii) The cost of trash disposal, property management, security services, and the costs of any environmental inspections.(iv) Reserves set aside for maintenance and repair of Common Areas.(v) Real Property Taxes.(vi) Insurance premiums.(vii) Any deductible portion of an insured loss concerning the Building or the Common Areas.(b) The inclusion of the improvements, facilities and services set forth in Subparagraph 4.2(a) shall not be deemed to impose an obligation upon Sublessor to either have said improvements or facilities or to provide those services unless Sublessor already provides the 5 of 12 4828-5664-5711.v4 services, or Sublessor has agreed elsewhere in this Sublease to provide the same or some of them.(c) Sublessee's Share of Common Area Operating Expenses is payable monthly on the same day as the Base Rent is due hereunder. The amount of such payments shall be based on Sublessor's estimate of the Common Area Operating Expenses. Sublessor shall deliver to Sublessee within sixty (60) days after the expiration of each calendar year a reasonably detailed statement showing Sublessee's Share of the actual Common Area Operating Expenses incurred during the preceding year. If Sublessee's payments under this Paragraph 4.2(c) exceed Sublessee's Share as indicated on such statement, Sublessor shall credit the amount of such overpayment against Sublessee's Share of Common Area Operating Expenses next becoming due and in the event a credit is due to Sublessee after the expiration of the Term, Sublessor shall issue Sublessee a check in an amount equal to such overpayment. If Sublessee's payments under this Paragraph 4.2(c) during the preceding year were less than Sublessee's Share as indicated on such statement, Sublessee shall pay to Sublessor the amount of the deficiency within 10 days after delivery by Sublessor to Sublessee of the statement.4.3 Utilities. Sublessee shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. Notwithstanding the provisions of Paragraph 4.2, if at any time in Sublessor's reasonable judgment, Sublessor determines that Sublessee is using a disproportionate amount of water, electricity or other commonly metered utilities, or that Sublessee is generating such a large volume of trash as to require an increase in the size of the dumpster and/or an increase in the number of times per month that the dumpster is emptied, then Sublessor may increase Sublessee's Base Rent by an amount equal to such increased costs. 5. Security Deposit. The rights and obligations of Sublessor and Sublessee as to said Security Deposit shall be as set forth in Paragraph 5 of the Master Lease (as modified by Paragraph 6.3 of this Sublease). 6 Master Lease. 6.1 Sublessor is the "Tenant" and Master Lessor is the "Landlord", as such terms are defined in the Master Lease. 6.2 This Sublease is and shall be at all times subject and subordinate to the Master Lease. 6.3 The terms, conditions and respective obligations of Sublessor and Sublessee to each other under this Sublease shall be the terms and conditions of the Master Lease except for those provisions of the Master Lease which are directly contradicted by this Sublease in which event the terms of this Sublease shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word "Landlord" is used it shall be deemed to mean the Sublessor herein and wherever in the Master Lease the word "Tenant" is used it shall be deemed to mean the Sublessee herein. 6.4 During the term of this Sublease and for all periods subsequent for obligations which have arisen prior to the termination of this Sublease, Sublessee does hereby expressly assume and agree to perform and comply with, for the benefit of Sublessor and Master Lessor, each and every obligation of Sublessor under the Master Lease except for the following paragraphs which are excluded therefrom: 1.2(b). 1.3.1.5.1.6(a). 1.6(b). 1.7.1.10(a) and 1.10(b). 6.5 The obligations that Sublessee has assumed under paragraph 6.4 hereof are hereinafter referred to as the "Sublessee's Assumed Obligations". The obligations that sublessee has not assumed under paragraph 6.4 hereof are hereinafter referred to as the "Sublessor's Remaining Obligations".6 of 12 4828-5664-5711.v4

6.6 Sublessee shall hold Sublessor free and harmless from all liability, judgments, costs, damages, claims or demands, including reasonable attorneys fees, arising out of Sublessee's failure to comply with or perform Sublessee's Assumed Obligations, to the extent not caused by the gross negligence or willful misconduct of Sublessor. 6.7 Sublessor agrees to abide by the terms and conditions of the Master Lease during the entire term of this Sublease, subject, however, to any earlier termination of the Master Lease without the fault of the Sublessor, including but not limited to Sublessor's performance of the Sublessor's Remaining Obligations, and to hold Sublessee free and harmless from all liability, judgments, costs, damages, claims or demands arising out of Sublessor's failure to abide by the terms and conditions of the Master Lease. 6.8 Sublessor represents to Sublessee that the Master Lease is in full force and effect and that no default exists on the part of any Party to the Master Lease and that a full, accurate and complete copy of the Master Lease, including any amendments or modifications thereto, has been provided by Sublessor to Sublessee. 6.9 Sublessor covenants and agrees with Subtenant that (i) Sublessor shall pay all fixed rent and additional rent payable by Sublessor to Master Landlord pursuant to the Mater Lease to the extent that failure to perform the same would adversely affect Subtenant's use or occupancy of the Premises and (ii) Sublessor shall act as a conduit to transmit any instructions or requests by Subtenant to Master Landlord. 7. Assignment of Sublease and Default. 7.1 Master Lessor, by executing this document, agrees that until a Default shall occur in the performance of Sublessor's Obligations under the Master Lease, that Sublessor may receive, collect and enjoy the Rent accruing under this Sublease. However, if Sublessor shall Default in the performance of its obligations to Master Lessor then Master Lessor may, at its option, receive and collect, directly from Sublessee, all Rent owing and to be owed under this Sublease. Master Lessor shall not, by reason of this assignment of the Sublease nor by reason of the collection of the Rent from the Sublessee, be deemed liable to Sublessee for any failure of the Sublessor to perform and comply with Sublessor's Remaining Obligations. 7.2 Sublessor hereby irrevocably authorizes and directs Sublessee upon receipt of any written notice from the Master Lessor stating that a Default exists in the performance of Sublessor's obligations under the Master Lease, to pay to Master Lessor the Rent due and to become due under the Sublease. Sublessor agrees that Sublessee shall have the right to rely upon any such statement and request from Master Lessor, and that Sublessee shall pay such Rent to Master Lessor without any obligation or right to inquire as to whether such Default exists and notwithstanding any notice from or claim from Sublessor to the contrary and Sublessor shall have no right or claim against Sublessee for any such Rent so paid by Sublessee. 7.3 No changes or modifications shall be made to this Sublease without the consent of Master Lessor. 8. Consent of Master Lessor. 8.1 In the event Master Lessor does not provide its consent to all of the terms and conditions of this Sublease within ten (10) days of Sublessee's execution of this Sublease (as provided for in the signature page hereto), which such consent may only take the form of Master Lessor's execution of this Sublease, Sublessee, may at its option, at any time following such ten (10) day period, terminate this Sublease, whereupon this Sublease shall be null, void and of no further force or effect.8.2 In the event that Master Lessor does give such consent then:7 of 12 4828-5664-5711. v4

(a) Such consent shall not release Sublessor of its obligations or alter the primary liability of Sublessor to pay the Rent and perform and comply with all of the obligations of Sublessor to be performed under the Master Lease. (b) The acceptance of Rent by Master Lessor from Sublessee or anyone else liable under the Master Lease shall not be deemed a waiver by Master Lessor of any provisions of the Master Lease. (c) The consent to this Sublease shall not constitute a consent to any subsequent subletting or assignment. (d) In the event of any Default of Sublessor under the Master Lease, Master Lessor may proceed directly against Sublessor, any guarantors or anyone else liable under the Master Lease or this Sublease without first exhausting Master Lessor's remedies against any other person or entity liable thereon to Master Lessor. (e) In the event that Sublessor shall Default in its obligations under the Master Lease, then, so long as Subtenant is not otherwise in default under this Sublease, Sublessee shall attorn to Master Lessor in which event Master Lessor shall undertake the obligations of Sublessor under this Sublease from the time of such attornment to termination of this Sublease; provided, however, Master Lessor shall not be liable for any prepaid Rent nor any Security Deposit paid by Sublessee, nor shall Master Lessor be liable for any other Defaults of the Sublessor under the Sublease. 8.3 Master Lessor's execution of this Sublease shall constitute (i) Master Lessor's irrevocable consent to Sublessee's sublease of the Premises from Sublessor pursuant to the terms and conditions of this Sublease and (ii) Master Lessor's acknowledgment that all requirements and conditions with respect to Sublessee's sublease of the Premises from Sublessor set forth in the Master Lease are satisfied or otherwise waived. 8.4 Master Lessor acknowledges that, to the best of Master Lessor's knowledge, no Default presently exists under the Master Lease of obligations to be performed by Master Lessor or Sublessor and that the Master Lease is in full force and effect. 8.5 In the event that Sublessor Defaults under its obligations to be performed under the Master Lease by Sublessor, Master Lessor agrees to deliver to Sublessee a copy of any such notice of default. Sublessee shall have the right to cure any Default of Sublessor described in any notice of default if Sublessee does so within the same number of days set forth in the notice of default given to Sublessor. If such Default is cured by Sublessee then Sublessee shall have the right of prompt reimbursement and offset from and against Sublessor.9. Additional Brokers Commissions. 9.1 Sublessor agrees that if Sublessee exercises any option or right of first refusal as granted by Sublessor herein, or any option or right substantially similar thereto, either to extend the term of this Sublease, to renew this Sublease, to purchase the Premises, or to lease or purchase adjacent property which Sublessor may own or in which Sublessor has an interest, then Sublessor shall pay to Broker a fee in accordance with the schedule of Broker in effect at the time of the execution of this Sublease. Notwithstanding the foregoing, Sublessor's obligation under this Paragraph is limited to a transaction in which Sublessor is acting as a Sublessor, lessor or seller. 9.2 If a separate brokerage fee agreement is attached then Master Lessor agrees that if Sublessee shall exercise any option or right of first refusal granted to Sublessee by Master Lessor in connection with this Sublease, or any option or right substantially similar thereto, either to extend or renew the Master Lease, to purchase the Premises or any part thereof, or to 8 of 12 4828-5664-5711.v4 lease or purchase adjacent property which Master Lessor may own or in which Master Lessor has an interest, or if Broker is the procuring cause of any other lease or sale entered into between Sublessee and Master Lessor pertaining to the Premises, any part thereof, or any adjacent property which Master Lessor owns or in which it has an interest, then as to any of said transactions, Master Lessor shall pay to Broker a fee, in cash, in accordance with the schedule attached to such brokerage fee agreement. 9.3 Any fee due from Sublessor or Master Lessor hereunder shall be due and payable upon the exercise of any option to extend or renew, upon the execution of any new lease, or, in the event of a purchase, at the close of escrow. 9.4 Any transferee of Sublessor's interest in this Sublease, or of Master Lessor's interest in the Master Lease, by accepting an assignment thereof, shall be deemed to have assumed the respective obligations of Sublessor or Master Lessor under this Paragraph 9. Broker shall be deemed to be a third-party beneficiary of this paragraph 9. 10. Representations and Indemnities of Broker Relationships. The Parties each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Brokers, if any) in connection with this Sublease, and that no one other than said named Brokers is entitled to any commission or finder's fee in connection herewith. Sublessee and Sublessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which maybe claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys' fees reasonably incurred with respect thereto. 11. Attorney's fees. If any Party or Broker brings an action or proceeding involving the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys' fees. Such fees may be awarded in the same suitor recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, "Prevailing Party" shall include, without limitation, a Party or Broker who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or Broker of its claim or defense. The attorneys' fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys' fees reasonably incurred. 12. No Prior or Other Agreements; Broker Disclaimer. This Sublease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective. Sublessor and Sublessee each represents and warrants to the Brokers that it has made, and is relying solely upon, its own investigation as to the nature, quality, character and financial responsibility of the other Party to this Sublease and as to the use, nature, quality and character of the Premises. Brokers have no responsibility with respect thereto or with respect to any default or breach hereof by either Party. 13. Accessibility; Americans with Disabilities Act. (a) The Premises:  have not undergone an inspection by a Certified Access Specialist (CASp). Note: A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee 9 of 12 4828-5664-5711.v4 or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.  have undergone an inspection by a Certified Access Specialist (CASp) and it was determined that the Premises met all applicable construction-related accessibility standards pursuant to California Civil Code §55.51 et seq. Sublessee acknowledges that it received a copy of the inspection report at least 48 hours prior to executing this Lease and agrees to keep such report confidential.  have undergone an inspection by a Certified Access Specialist (CASp) and it was determined that the Premises did not meet all applicable construction-related accessibility standards pursuant to California Civil Code §55.51 et seq. Sublessee acknowledges that it received a copy of the inspection report at least 48 hours prior to executing this Lease and agrees to keep such report confidential except as necessary to complete repairs and corrections of violations of construction related accessibility standards.  In the event that the Premises have been issued an inspection report by a CASp the Lessor shall provide a copy of the disability access inspection certificate to Sublessee within 7 days of the execution of this Lease.(b) Since compliance with the Americans with Disabilities Act (ADA) or other state and local accessibility statutes are dependent upon Sublessee's specific use of the Premises, Lessor makes no warranty or representation as to whether or not the Premises comply with ADA or any similar legislation. In the event that Sublessee's use of the Premises requires modifications or additions to the Premises in order to be in compliance with ADA or other accessibility statutes, Sublessee agrees to make any such necessary modifications and/or additions at Sublessee's expense, ATTENTION: NO REPRESENTATION OR RECOMMENDATION IS MADE BY AIR CRE OR BY ANY REAL ESTATE BROKER AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS SUBLEASE OR THE TRANSACTION TO WHICH IT RELATES. THE PARTIES ARE URGED TO: 1. SEEK ADVICE OF COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS SUBLEASE, 2. RETAIN APPROPRIATE CONSULTANTS TO REVIEW AND INVESTIGATE THE CONDITION OF THE PREMISES. SAID INVESTIGATION SHOULD INCLUDE BUT NOT BE LIMITED TO: THE POSSIBLE PRESENCE OF HAZARDOUS SUBSTANCES, THE ZONING OF THE PROPERTY, THE STRUCTURAL INTEGRITY, THE CONDITION OF THE ROOF AND OPERATING SYSTEMS, AND THE SUITABILITY OF THE PREMISES FOR SUBLESSEE'S INTENDED USE, WARNING: IF THE SUBJECT PROPERTY IS LOCATED IN A STATE OTHER THAN CALIFORNIA, CERTAIN PROVISIONS OF THE SUBLEASE MAY NEED TO BE REVISED TO COMPLY WITH THE LAWS OF THE STATE IN WHICH THE PROPERTY IS LOCATED. Executed At: McLean, VA Executed At: Santa Clara, CA On: October 3, 2017 On: 10/2/2017 By Sublessor: By Sublessee:10 of 12 4828-5664-5711.v4

Cyren Inc.

By: J. Michael Myshrall [signature]
Name Printed: J. Michael Myshrall
Title: CFO
Phone: 703-760-3435
Fax: 703-760-3321
Email: mike.myshrall@cyren.com
Date: October 3, 2017

By: [signature]
Name Printed: Lior Samuelson
Title: CEO
Phone: 703-760-3434
Fax: lior.samuelson@cyren.com
Email: 1430 Spring Hill Rd, #330,
Address: McLean, VA 22102
Federal ID No.: 94-3154882

MoSys, Inc.

By: [signature]
Name Printed: Len Perham
Title: CEO & President
Phone: 408 418 7500
Fax:
Email: lperham@mosys.com
Date: 10/2/2017

By: [signature]
Name Printed: James Sullivan
Title: CFO
Phone: 408 418-7582
Fax:
Email: jsullivan@mosys.com
Address: 3301 Olcott St Santa Clara CA 95054
Federal ID No.: 77-0291941

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BROKER
CBRE, Inc.

Attn: Daniel Schmidt / Vince Machado
Title: Senior Associate / Senior Vice President

Address: 225 W Santa Clara St, 12th Floor
San Jose, CA 95113
Phone: 408-453-7400
Fax: 408-437-3170
Email: daniel.schmidt.@cbre.com / vince.machado@cbre.com
Federal ID No.: _____
Broker/Agent BRE License #: 01963547 / 01317553

BROKER
JLL

Attn: _______
Title: _______

Address: _____
Phone: ______
Fax: _______
Email: ______
Federal ID No.: _____

Broker/Agent BRE License #: _____

Consent to the above Sublease is hereby given.

Executed At:___
Executed On:___

By Master Lessor:
Dollinger-Zanker Associates

By: ______________________
Name Printed:__

Title:________
Phone:________
Fax:________
Email:________

By: ______________________
Name Printed:__
Title:________
Phone:________
Fax:________
Email:________

Address:______
Federal ID No.:_

Executed At:____
Executed On:____

By Guarantor:
_____

By: ______________________
Name Printed:_____

Title:______
Address:___

By:______________________
Name Printed:_____
Title:______
Address:___

AIR CRE. 500 North Brand Blvd, Suite 900, Glendale, CA 91203, Tel 213-687-8777, Email contracts@aircre.com
NOTICE: No part of these works may be reproduced in any form without permission in writing.

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AIRCRE

OPTION(S) TO EXTEND

STANDARD LEASE ADDENDUM

Dated: September 11, 2017

By and Between

Sublessor: Cyren Inc.

Sublessee: MoSys, Inc.

Property Address: 2309 Bering Drive, San Jose, CA
(street address, city, state, zip)

Paragraph: 14

A. OPTION(S) TO EXTEND:
Sublessor hereby grants to Sublessee the option to extend the term of this Sublease for One (1) additional Twenty (20) and one half (20.5) month period(s) commencing November 1, 2020 through July 14, 2022 upon each and all of the following terms and conditions:

(i) In order to exercise an option to extend, Sublessee must give written notice of such election to Sublessor and Sublessor must receive the same at least Six (6) months prior to the date that the option period would commence, time being of the essence. If proper notification of the exercise of an option is not given and/or received, such option shall automatically expire. Options (if there are more than one) may only be exercised consecutively.

(ii) Except for the provisions of this Sublease granting an option or options to extend the term, all of the terms and conditions of this Sublease except where specifically modified by this option shall apply.

(iii) This Option is personal to the original Sublessee, and cannot be assigned or exercised by anyone other than said original Sublessee and only while the original Sublessee is in full possession of the Premises and without the intention of thereafter assigning or subletting.

(iv) The monthly rent for each month of the option period shall be calculated as follows, using the method(s) indicated below:

☐ (Check Method(s) to be Used and Fill in Appropriately)

☐ **I. Cost of Living Adjustment(s) (COLA)**

a. On (Fill in COLA Dates): ______ the Base Rent shall be adjusted by the change, if any, from the Base Month specified below, in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for (select one): ☐ CPI W (Urban Wage Earners and Clerical Workers) or ☐ CPI U (All Urban Consumers), for (Fill in Urban Area): _______ All Items (1982-1984 = 100), herein referred to as **"CPI"**.

b. The monthly Base Rent payable in accordance with paragraph A.I.a. of this Addendum shall be calculated as follows: the Base Rent set forth in paragraph 1.5 of the attached Lease, shall be multiplied by a fraction the numerator of which shall be the CPI of the calendar

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month 2 months prior to the month(s) specified in paragraph A.I.a. above during which the adjustment is to take effect, and the denominator of which shall be the CP1 of the calendar month which is 2 months prior to (select one):  the first month of the term of this Lease as set forth in paragraph 1.3 ("Base Month") or   (Fill in Other "Base Month"):  . The sum so calculated shall constitute the new monthly Base Rent hereunder, but in no event, shall any such new monthly Base Rent be less than the Base Rent payable for the month immediately preceding the rent adjustment. c. In the event the compilation and/or publication of the CPI shall be transferred to any other governmental department or bureau or agency or shall be discontinued, then the index most nearly the same as the CPI shall be used to make such calculation. In the event that the Parties cannot agree on such alternative index, then the matter shall be submitted for decision to the American Arbitration Association in accordance with the then rules of said Association and the decision of the arbitrators shall be binding upon the parties. The cost of said Arbitration shall be paid equally by the Parties.  II. Market Rental Value Adjustmcnt(s) (MRV) a. On (Fill in MRV Adjustment Date(s)) the Base Rent shall be adjusted to the “Market Rental Value” of the property as follows: 1) Four months prior to each Market Rental Value Adjustment Date described above, the Parties shall attempt to agree upon what the new MRV will be on the adjustment date. If agreement cannot be reached, within thirty days, then: Lessor and Lessee shall immediately appoint a mutually acceptable appraiser or broker to establish the new MRV within the next 30 days. Any associated costs will be split equally between the Parties, or Both Lessor and Lessee shall each immediately make a reasonable determination of the MRV and submit such determination, in writing, to arbitration in accordance with the following provisions: (i) Within 15 days thereafter, Lessor and Lessee shall each select an independent third party appraiser or broker ("Consultant" - check one) of their choice to act as an arbitrator (Note: the parties may not select either of the Brokers that was involved in negotiating the Lease). The two arbitrators so appointed shall immediately select a third mutually acceptable Consultant to act as a third arbitrator. (ii) The 3 arbitrators shall within 30 days of the appointment of the third arbitrator reach a decision as to what the actual MRV for the Premises is, and whether Lessor's or Lessee's submitted MRV is the closest thereto. The decision of a majority of the arbitrators shall be binding on the Parties. The submitted MRV which is determined to be the closest to the actual MRV shall thereafter be used by the Parties. (iii) If either of the Parties fails to appoint an arbitrator within the specified 15 days, the arbitrator timely appointed by one of them shall reach a decision on his or her own, and said decision shall be binding on the Parties. (iv) The entire cost of such arbitration shall be paid by the party whose submitted MRV is not selected, ie. the one that is NOT the closest to the actual MRV. 2 of 3 4828-5664-5711. v4

2) When determining MRV, the Lessor, Lessee and Consultants shall consider the terms of comparable market transactions which shall include, but not limited to, rent, rental adjustments, abated rent, lease term and financial condition of tenants. 3) Not with standing the foregoing, the new Base Rent shall not be less than the rent payable for the month immediately preceding the rent adjustment. b. Upon the establishment of each New Market Rental Value: 1) the new MRV will become the new “Base Rent” for the purpose of calculating any further Adjustments, and 2) the first month of each Market Rental Value term shall become the new “Base Month” for the purpose of calculating any further Adjustments.   III. Fixed Rental Adjustment(s) (FRA) The Base Rent shall be increased to the following amounts on the dates set forth below: On (Fill in FRA Adjustment Date(s)): The New Monthly Base Rent shall be: November 1, 2020 - July 31, 2021 $19,843.00 August 1, 2021 - July 14, 2022 $20,439.00   IV. Initial Term Adjustments The formula used to calculate adjustments to the Base Rate during the original Term of the Lease shall continue to be used during the extended term.  B. BROKER'S FEE: The Brokers shall be paid a Brokerage Fee for each adjustment specified above in accordance with paragraph 15 of the Lease or if applicable, paragraph 9 of the Sublease. AIR CRE. 500 North Brand Blvd, Suite 900, Glendnle, CA 91203, Tel 213-687-8777, Email contracts@aircre.com NOTICE: No part of these works may be reproduced in any form without permission in writing. 3 of 3 4828-5664-5711. v4

AIRCRE

ADDENDUM

Date: September 11, 2017

By and Between

Sublessor: Cyren Inc.

Sublessee: MoSys, Inc.

Property Address: 2309 Bering Drive, San Jose, CA
(street address, city, state, zip)

Paragraphs: 15-19

In the event of any conflict between the provisions of this Addendum and the printed provisions of the Sublease, this Addendum shall control.

15. **Rent Schedule**:

Months	Monthly Base Rate
November 1, 2017 - November 30, 2017	$0.00
December 1, 2017 - October 31, 2018	$17,669.00
November 1, 2018 – October 31, 2019	$18,160.00
November 1, 2019 - October 31, 2020	$18,650.00

16. **Signage**. Sublessee, at its sole cost and expense, shall have the right to install entrance and directional signage at the Premises in accordance with Section 34 of the Master Lease.

17. **Access**. Master Lessor and Sublessor shall permit Sublessee access to the Building and the Premises twenty-four (24) hours a day, seven (7) days a week.

18. **Assignment**. Notwithstanding Section 6.3 of this Sublease, Sublessee, without prior approval or consent of Sublessor, shall have the right to assign its interests in this Sublease or sublease a portion or all of the Premises, to an affiliate of Sublessee.

19. **Restoration.** Should the Master Lessor require any restoration to improvements made by the Sublessee, Sublessee shall be responsible for such restoration at the end of their term.

AIR CRE. 500 North Brand Blvd, Suite 900, Glendale, CA 91203, Tel 213-687-8777, Email contracts@aircre.com
NOTICE: No part of these works may be reproduced in any form without permission in writing.

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